Exhibit T3E-2

DONLIN RECANO

& Company, Inc.

             TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES
                               AND OTHER NOMINEES:

     We are enclosing herewith the materials listed below relating to the solicitation of votes to accept or reject the First Amended Joint Plan of Reorganization of Planet Hollywood International, Inc., ET AL. dated December 13, 1999 (the "Plan"). The solicitation is being conducted according to the terms and conditions set forth in the First Amended Disclosure Statement Pursuant to Section 1125 Of the Bankruptcy Code for the Plan for Planet Hollywood International, Inc., ET AL. dated December 13, 1999 (the "Disclosure Statement") and the related Ballots and Master Ballots. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Plan.

     The Record Date for purposes of determining which Holders of Claims are eligible to vote on the Plan is December 6, 1999. It is extremely important that any record holder of Old Senior Subordinated Notes Claims, that is NOT the beneficial owner of such Claims, deliver a Voting Solicitation Package to each such beneficial owner so as to afford such beneficial owner an opportunity to cast its vote to accept or reject the Plan and to elect to participate in the pro rata distribution of New Senior Secured Notes, if any.

     For your information and for forwarding to your clients (the "Beneficial Owners") for whom you hold the instruments evidencing Old Senior Subordinated Notes Claims registered in your name or in the name of your nominees, we have enclosed the following documents in the Voting Solicitation Package transmitted to you:

     1. The Disclosure Statement, to which the Plan is annexed as Exhibit 1;

     2. An individual Ballot for use by Beneficial Owners of one or more Claims in Class 5; and

     3. A copy of the Confirmation Procedures Notice.

     We have also forwarded to you a printed form of letter which you may send to your clients that are Beneficial Owners of Claims held in your name or in the name of your nominee. This letter, or other similar correspondence prepared by you, should be forwarded to your clients along with a pre-addressed return envelope in which your clients can return their respective individual Ballots TO YOU (collectively, with the Voting Solicitation Package, the "Solicitation Materials").

PURSUANT TO THE CONFIRMATION PROCEDURES ORDER, YOU MUST TRANSMIT THE SOLICITATION MATERIALS TO EACH BENEFICIAL OWNER NOT LATER THAN THREE (3) BUSINESS DAYS AFTER YOUR RECEIPT OF THE SOLICITATION MATERIALS.

     YOU MUST COMPLETE, EXECUTE AND RETURN THE MASTER BALLOT TO THE BALLOTING AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON JANUARY 14, 2000. ACCORDINGLY, THE BENEFICIAL OWNERS MUST COMPLETE, EXECUTE AND RETURN TO YOU THEIR BALLOTS IN SUFFICIENT TIME PRIOR TO THE VOTING DEADLINE TO ENABLE YOU TO PROPERLY PREPARE THE MASTER BALLOT AND FORWARD IT TO THE BALLOTING AGENT FOR ACTUAL RECEIPT THEREBY ON OR BEFORE 5:00 P.M., EASTERN TIME, ON JANUARY 14, 2000.

     After receipt of all timely and properly executed individual Ballots, you must (a) transfer the requested information from each such individual Ballot onto the Master Ballot enclosed herewith, (b) execute such Master Ballot, (c) deliver such Master Ballot to the Balloting Agent prior to the Voting Deadline, and (d) maintain the original of the individual Ballots received through to the closure of the Debtors' Chapter 11 Cases.

     We urge you to read the detailed instructions contained on the Master Ballot and then complete, execute and return it to the Balloting Agent in one of the following ways:


IF BY MAIL                                IF BY COURIER OR BY HAND

Planet Hollywood International,           Planet Hollywood International,
 Balloting                                 Balloting
c/o Donlin, Recano & Company, Inc.        c/o Donlin, Recano & Company, Inc.
P.O. Box 2034 Murray Hill                 419 Park Avenue South Suite 1206
Station New York, New York 10156-0701     New York, NY 10016


     A pre-addressed return envelope has been enclosed for your use if you are returning your Master Ballot by mail.

     Any Master Ballot transmitted by you, but not actually received by the Balloting Agent until after the Voting Deadline will NOT be counted. Master Ballots transmitted by facsimile will NOT be Counted.

     If you are both a record holder and Beneficial Owner of specific Class 5 Claims, and you wish to vote on the Plan, you must complete, execute and return an individual Beneficial Owner's Ballot to the Balloting Agent separately from any Master Ballots you submit.

     No fees or commissions will be payable to brokers, banks, or any other person in connection with the solicitation of votes on the Plan. Upon written, itemized request, however, the Debtors will reimburse you for customary mailing and handling expenses incurred by you in forwarding Solicitation Materials to the Beneficial Owners of Class 5 Claims held by you as a nominee or in a fiduciary capacity.

     Any inquiries you may have should be addressed to, and additional copies of the Solicitation Materials may be obtained from, the Balloting Agent at (212) 481-1411.

                                             Very truly yours,

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE DEBTORS OR THE BALLOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR MAKE ANY STATEMENT ON BEHALF OF THE DEBTORS OR THE BALLOTING AGENT IN CONNECTION WITH THE PLAN, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.